UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) – December 30, 2021
ASSURED GUARANTY LTD.
(Exact name of registrant as specified in its charter)

Bermuda	001-32141	98-0429991
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
30 Woodbourne Avenue
Hamilton HM 08 Bermuda
(Address of principal executive offices)
Registrant’s telephone number, including area code: (441) 279-5700
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:		Trading Symbol(s)	Name of exchange on which registered
Common Shares	$0.01 par value per share	AGO	New York Stock Exchange
Assured Guaranty US Holdings Inc. 5.000% Senior Notes due 2024 (and the related guarantee of Registrant)		AGO 24	New York Stock Exchange
Assured Guaranty US Holdings Inc. 3.150% Senior Notes due 2031 (and the related guarantee of Registrant)		AGO/31	New York Stock Exchange
Assured Guaranty US Holdings Inc. 3.600% Senior Notes due 2051 (and the related guarantee of Registrant)		AGO/51	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers
(b) and (e)

On December 30, 2021, Assured Guaranty Ltd. (“Assured Guaranty” and, together with its subsidiaries, the “Company”) entered into a separation agreement (the “Separation Agreement”) with Russell B. Brewer II, the Company’s Chief Surveillance Officer, in connection with Mr. Brewer’s planned retirement after a successful tenure of over 35 years of service with the Company.

Pursuant to the Separation Agreement, Assured Guaranty and Mr. Brewer mutually agreed that, effective December 31, 2021, he would resign his positions with the Company, including without limitation as Chief Surveillance Officer and as an executive officer. Mr. Brewer will remain employed by the Company in a non-executive officer position, serving as Senior Advisor to the Chief Executive Officer, for a transition period (the “Transition Period”) beginning on January 1, 2022 and ending upon his retirement on December 31, 2022 (the “Retirement Date”). The Separation Agreement is intended to encourage Mr. Brewer to work through the Retirement Date in order to facilitate the transition of his duties to his successors and so that he would remain available to consult on matters related to his experience with the Company.

The Separation Agreement provides that if Mr. Brewer remains employed through the Retirement Date, his base salary during the Transition Period will be the same as his current base salary. In addition, Mr. Brewer will be eligible for certain cash and equity incentive opportunities. For the 2021 fiscal year, the Compensation Committee of Assured Guaranty’s Board of Directors will determine the exact amount of Mr. Brewer’s incentive awards after the 2021 financial results are available. Mr. Brewer’s cash incentive will be calculated based on his weighted achievement scores for the financial performance targets and non-financial objectives established for him at the beginning of 2021, with the cash incentive award generally subject to Mr. Brewer’s continued employment through the payment date. If the Compensation Committee grants Mr. Brewer equity awards relating to his performance for the 2021 fiscal year, such awards will be granted as restricted stock units pursuant to a grant agreement substantially in the form attached as an exhibit to the Separation Agreement, with one-third of such units generally settling on the one-year anniversary of the date of grant, one-third of such units settling on the two-year anniversary of the date of grant, and the remaining units settling on the three-year anniversary of the date of grant. For Mr. Brewer’s work during the Transition Period, the Compensation Committee will grant him a cash incentive award with a target amount equal to one-fourth of his 2021 cash incentive payment.

Pursuant to the Separation Agreement, if Mr. Brewer remains employed through the Retirement Date, any unvested equity awards that he holds on the Retirement Date will vest in accordance with the terms that the applicable award agreement provides upon retirement. However, any previously granted equity awards that include Company performance-based vesting conditions remain subject to satisfaction of such applicable performance conditions following the Retirement Date. In addition, Mr. Brewer will be reimbursed for expenses incurred in the preparation of his tax returns through the 2022 tax year.

The Separation Agreement contains covenants by Mr. Brewer relating to protection of the Company's confidential information, cooperation, non-competition, non-solicitation and non-disparagement and other standard provisions. Mr. Brewer executed a release of claims as part of the Separation Agreement and the Separation Agreement provides that Mr. Brewer will execute another release of claims after his retirement such that the second release becomes effective within 60 days following his retirement. Payments pursuant to the Separation Agreement are subject to forfeiture and/or clawback in the event of violation of these covenants.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Assured Guaranty Ltd.

By:	/s/ LING CHOW
Name: Ling Chow Title: General Counsel
DATE: January 3, 2022

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